As filed with the Securities and Exchange Commission on August 11, 2016
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________
NorthStar Real Estate Income Trust, Inc.
(Exact name of registrant as specified in its governing instruments)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	399 Park Avenue, 18th Floor New York, New York 10022 (212) 547-2600 (Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)	26-4141646 (I.R.S. Employer Identification No.)
_____________________

Daniel R. Gilbert
Chief Executive Officer and President
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________
With Copies to:

Rosemarie A. Thurston Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Jenny B. Neslin General Counsel and Secretary 399 Park Avenue, 18th Floor New York, New York 10022 (212) 547-2600
_____________________
Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non- accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Distribution Reinvestment Plan, Common Stock, $0.01 par value per share	10,000,000 shares	$9.87	$98,700,000	$9,939.09

(1)	Calculated pursuant to Rule 457(o).

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
10,000,000 Shares

NorthStar Real Estate Income Trust, Inc. is a Maryland corporation formed in 2009 to originate, acquire and asset manage a diversified portfolio of commercial real estate debt, securities and other select equity investments. We elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2010.

We have established an amended and restated distribution reinvestment plan, or the DRP, designed to provide existing holders of shares of our common stock with an economical and convenient method to designate the cash distributions on all of their shares for reinvestment in more shares of our common stock through the DRP. Our DRP is attached hereto as Appendix A. Some of the significant features of the DRP are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting all of their cash distributions in shares of common stock under the DRP.

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Shares of our common stock issued pursuant to the DRP are being offered at $9.87 per share, which is the estimated per share value of our common stock as of December 31, 2015. Upon the recommendation of the audit committee of our board of directors, or our board, our board approved and established the foregoing estimated value per share on April 7, 2016. Following any subsequent valuation of our shares of common stock, shares offered pursuant to the DRP will be offered at 100% of the most recently determined value per share.

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Stockholders may participate in the DRP by completing and executing a distribution change form. A distribution change form is attached as Appendix B to this prospectus and may be obtained at any time by calling NorthStar Real Estate Income, Inc. at (212) 547-2600 or by writing to us at 399 Park Avenue, 18th Floor, New York, New York 10022. If you are already enrolled in the DRP, no action is required.

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You may discontinue reinvestment of distributions under the DRP with respect to some or all of your shares at any time without penalty by delivering written notice to us. A withdrawal from participation in the DRP will be effective with respect to distributions for a monthly distribution period only if written notice of termination is received at least ten days prior to the next investment date.

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We may amend, suspend or terminate the DRP for any reason, except that we may not amend the DRP to eliminate a participant’s ability to withdraw from the DRP, upon ten days prior written notice to participants.

•	Dividends are still taxable to you even though they will be reinvested in shares of our common stock pursuant to the DRP.

•	There is no public trading market for our shares, and there can be no assurance that a market will develop in the future.

Investing in shares of our common stock is speculative and involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” on page 3 of this prospectus, as well as under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation by Reference” and “Where You Can Find Additional Information,” carefully before you invest in shares of our common stock.

Neither the Securities Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

	Number of Shares Being Offered	Offering Price Per Share	Maximum Proceeds (Before Expenses)
Common Stock, $0.01 par value per share	10,000,000	$9.87	$98,700,000

The date of this prospectus is August 11, 2016

SUITABILITY STANDARDS

The shares of common stock we are offering are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling any shares that you purchase. You should not buy shares of our common stock if you need to sell them immediately or if you will need to sell them quickly in the future.

In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These suitability standards require that a purchaser of shares have either:

•a net worth of at least $250,000; or
•gross annual income of at least $70,000 and a net worth of at least $70,000.

The following states have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.
Alabama—Alabama investors must represent that, in addition to meeting the suitability standards listed above, they have a liquid net worth of at least ten times their investment in us and other similar programs.
California—A California investor must have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $85,000 and a net worth of $250,000 and the total investment in this offering may not exceed 10% of the investor’s net worth.
Iowa—An Iowa investor must have a net worth of $100,000 and an annual income of $70,000 or in the alternative, a net worth of $350,000 and the total investment in our offering may not exceed 10% of the investor’s liquid net worth.
Kansas—It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in our and similar direct participation investments.
Kentucky—A Kentucky investor’s investment in our offering may not exceed 10% of his or her net worth.
Massachusetts—It is recommended by the Massachusetts Securities Division that Massachusetts investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments.
Michigan—Michigan investors may not invest more than 10% of their net worth in our offering.
Oregon—An Oregon investor’s aggregate investment in this offering may not exceed 10% of the investor’s liquid net worth.
Pennsylvania—A Pennsylvania investor must have a net worth of at least ten times his or her investment in our offering.
Tennessee—A Tennessee investor must have a liquid net worth of at least ten times his or her investment in our offering.
For purposes of determining the suitability of an investor, net worth (total assets minus total liabilities) in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. In the case of sales to fiduciary accounts (such as individual retirement accounts, or IRAs, Keogh Plans or pension or profit-sharing plans), these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

NorthStar Asset Management Group Inc. (NYSE: NSAM), our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in our offering must make every reasonable effort to determine that the purchase of shares in our offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

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PROSPECTUS SUMMARY
This prospectus summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to participate in the DRP. You should also review the section of this prospectus titled “Incorporation by Reference.”

NorthStar Real Estate Income Trust, Inc.

NorthStar Real Estate Income Trust, Inc. was formed to originate, acquire and asset manage a diversified portfolio of commercial real estate, or CRE, debt, select equity and securities investments, predominantly in the United States. We may also invest in CRE investments internationally. CRE debt investments include first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests. Real estate equity investments include direct ownership in properties, which may be structurally senior to a third-party partner’s equity, as well as indirect interests in real estate through real estate private equity funds. CRE securities primarily consist of commercial mortgage-backed securities, or CMBS, and may include unsecured real estate investment trust, or REIT debt, collateralized debt obligations, notes and other securities. In addition, we may own investments through joint ventures. We were formed on January 26, 3009 as a Maryland corporation and commenced operations in October 2010. We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2010.

Our office is located at 399 Park Avenue, 18th Floor, New York, New York 10022. Our telephone number is (212) 547-2600. Information regarding our company is also available on our website at www.northstarsecurities.com/income. The information contained on our website is not incorporated into this prospectus.

Terms of this Offering

We are offering a maximum of 10,000,000 shares of our common stock to our existing stockholders pursuant to the DRP. Shares of our common stock issued pursuant to the DRP are initially being offered at $9.87 per share, which is the estimated per share value of our common stock as of December 31, 2015, as approved and established by our board on April 7, 2016. Following any subsequent valuation of our shares of common stock, shares offered pursuant to the DRP will be offered at 100% of the most recently determined value per share.

This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Distribution Reinvestment Plan

This prospectus describes the DRP, which is designed to offer our existing stockholders a simple and convenient way to invest their cash distributions in additional shares of our common stock without paying any selling commissions, fees or service charges. Regardless of your participation in the DRP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in the DRP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. We may amend, suspend or terminate the DRP for any reason, except that we may not amend the DRP to eliminate a participant’s ability to withdraw from the DRP, upon ten days prior written notice to participants.

Use of Proceeds

We expect to use substantially all of the net proceeds from the sale of shares under our DRP to repurchase shares under our share repurchase program, make additional investments and for general corporate purposes. We will pay actual expenses incurred in connection with the registration and offering of our DRP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $120,959.09.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRP.

Incorporation by Reference

This prospectus incorporates by reference documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2015 and all future documents we file pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act, which are incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to our ability to make distributions to our stockholders, our reliance on our advisor and our sponsor, the operating performance of our investments, our financing needs, the effects of our current strategies and investment activities and our ability to effectively deploy capital. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward-looking statements. These factors include, but are not limited to:

•	adverse economic conditions and the impact on the commercial real estate industry;

•	our ability to deploy capital quickly and successfully;

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our dependence on the resources and personnel of our advisor, our sponsor and their affiliates, including our advisor’s ability to source and close on attractive investment opportunities on our behalf;

•	the performance of our advisor, our sponsor and their affiliates;

•	our liquidity and access to capital;

•	our use of leverage;

•	our ability to make distributions to our stockholders;

•	the lack of a public trading market for our shares;

•	the effect of economic conditions on the valuation of our investments;

•	the effect of paying distributions to our stockholders from sources other than cash flow provided by operations;

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the impact of our sponsor’s recently announced merger agreement with NorthStar Realty Finance Corp. and Colony Capital, Inc., including the ability to consummate the merger on the terms contemplated or at all;

•	our advisor’s and its affiliates’ ability to attract and retain qualified personnel to support our operations and potential changes to key personnel providing management services to us;

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our reliance on our advisor and its affiliates and sub-advisors/co-venturers in providing management services to us, the payment of substantial fees to our advisor, the allocation of investments by our advisor and its affiliates among us and the other sponsored or managed companies and strategic vehicles of our sponsor and its affiliates, and various potential conflicts of interest in our relationship with our sponsor;

•	a change in the ownership or management of our sponsor;

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the impact of market and other conditions influencing the performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments;

•	changes in our business or investment strategy;

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the impact of economic conditions on borrowers of the debt we originate and acquire and the mortgage loans underlying the commercial mortgage backed securities in which we invest as well as on the tenants of the real property that we own;

•	changes in the value of our portfolio;

•	the impact of fluctuations in interest rates;

•	our ability to realize current and expected returns over the life of our investments;

•	any failure in our advisor’s and its affiliates’ due diligence to identify relevant facts during our underwriting process or otherwise;

•	illiquidity of debt investments, equity investments or properties in our portfolio;

•	our ability to finance our assets on terms that are acceptable to us, if at all, including our ability to complete securitization financing transactions;

•	environmental compliance costs and liabilities;

•	risks associated with our joint ventures and unconsolidated entities, including our lack of sole decision making authority and the financial condition of our joint venture partners;

•	increased rates of loss or default and decreased recovery on our investments;

•	the degree and nature of our competition;

•	the effectiveness of our risk and portfolio management techniques and strategies;

•	the potential failure to maintain effective internal controls, disclosure and procedures;

•	regulatory requirements with respect to our business generally, as well as the related cost of compliance;

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legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs, and changes to laws affecting non-traded REITs and alternative investments generally;

•	our ability to maintain our qualification as a REIT for federal income tax purposes and limitations imposed on our business by our status as a REIT;

•	the loss of our exemption from registration under the Investment Company Act of 1940, as amended;

•	general volatility in capital markets;

•	the adequacy of our cash reserves and working capital; and

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other risks associated with investing in our targeted investments, including changes in our industry, interest rates, the securities markets, the general economy or the capital markets and real estate markets specifically.

The foregoing list of factors is not exhaustive. All forward-looking statements included in this prospectus are based on information available to us on the date hereof and we are under no duty to update any of the forward- looking statements after the date of this prospectus to conform these statements to actual results.

As discussed under “Risk Factors” on page 3 of this prospectus, factors that could have a material adverse effect on our operations and future prospects are set forth in our filings with the SEC, including in Part I, Item 1A of our most recent Annual Report on Form 10-K and under Part II, Item 1A of our Quarterly Reports on Form 10-Q under the heading “Risk Factors” in such reports. The risk factors set forth in our filings with the SEC could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this prospectus.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN

What is the purpose of the DRP?

The DRP is designed to offer our existing stockholders a simple and convenient way to invest their cash distributions in additional shares of our common stock without paying any selling commissions, fees or service charges. Our DRP is attached hereto as Appendix A. We expect to use substantially all of the net proceeds from the sale of shares under the DRP to repurchase shares under our share repurchase program, make additional investments and for general corporate purposes.

How are my distributions reinvested?

If you choose to participate in the DRP, we will apply distributions on the shares of stock registered in your name to purchase additional shares for you directly from us. Participants may participate in the DRP with respect to all or a portion of the shares of stock owned by them. The allocation of shares of our common stock among participants may result in the ownership of fractional shares, computed to three decimal places.

The distributions paid on shares acquired through the DRP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.

What is the purchase price of shares in the DRP?

There is no public trading market for the shares of our common stock, and there can be no assurance that a market will develop in the future. Shares of our common stock issued pursuant to the DRP are initially being offered at $9.87 per share, which is the estimated per share value of our common stock as of December 31, 2015, as approved and established by our board on April 7, 2016. Following any subsequent valuation of our shares of common stock, shares offered pursuant to the DRP will be offered at 100% of the most recently determined value per share.

The selling price of shares of common stock issued pursuant to the DRP may not be indicative of the price at which such shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.

Who is eligible to participate in the DRP?

You are eligible to participate in our DRP if you are a holder of record of shares of our common stock and the shares are registered in your name with respect to 100% of your shares. In addition, we have established suitability standards for all stockholders, including subsequent transferees, which you must satisfy in order to participate in our DRP. See “Suitability Standards.” If your shares are held of record by a broker or nominee, to enroll in our DRP, you will need to arrange for that entity to transfer ownership of the shares to you. We may refuse participation in our DRP to stockholders residing in states where shares offered pursuant to our DRP are neither registered under applicable securities laws nor exempt from registration.

How do I enroll in the DRP?

Eligible persons may become a participant in our DRP at any time by completing and signing a distribution change form. A distribution change form is attached as part of Appendix B to this prospectus and may be obtained at any time by calling NorthStar Real Estate Income Trust, Inc. at (212) 547-2600 or by writing to us at 399 Park Avenue, 18th Floor, New York, New York 10022. If you are already enrolled in our DRP, no action is required.

Your participation in our DRP will begin with the first distribution payment after your signed distribution change form is received, provided such form is received on or before ten days prior to the record date established for that distribution. If your distribution change form is received after the record date for any distribution and before payment of that distribution, the distribution will be paid to you in cash and reinvestment of your distributions will not begin until the next distribution payment date.

You will remain a participant of our DRP until you deliver to us written notice of your desire to terminate your participation (described more fully below under “How do I terminate participation in our DRP?”).

Who administers the DRP for participants?

Our DRP will be administered directly by us or an affiliate of ours as our DRP Administrator, but a different entity may act as DRP Administrator in the future. Our DRP Administrator will keep all records of your DRP accounts and send statements of your account to you.

When will shares be purchased under the DRP?

Shares will be purchased for you under our DRP on the date on which common stock distributions are paid. We intend to pay distributions monthly, which will ordinarily be on or about the first day of each month, but we may change to quarterly distribution payments in our sole discretion. If the aggregate amount of distributions to participants exceeds the amount required to purchase all shares of our common stock then available for purchase, we will purchase all available shares of our common stock and will return all remaining distributions to the participants. We will allocate the purchased shares of our common stock among the participants based on the portion of the aggregate distributions received on behalf of each participant, as reflected in our records. Neither we nor the DRP Administrator will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the DRP Administrator from buying shares of common stock or interfere with the timing of such purchases.

Who will assume the costs of administering the DRP?

Purchases under the DRP will not be subject to selling commissions, dealer manager fees or due diligence reimbursements. All costs of administration of the DRP will be borne by us.

When will I receive reports about my investments under the DRP?

You will receive a statement of your account within 90 days after the end of the fiscal year. The statements will contain a report of all transactions with respect to your account since the last statement, including information with respect to the distributions reinvested during the year, the number of shares purchased during the year, the per share purchase price for such shares and the total number of shares purchased on your behalf pursuant to the DRP. In addition, tax information with respect to income earned on shares under the DRP for the year will be included in the account statements.

In addition, our annual report contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.

How do I terminate participation in the DRP?

You may terminate your participation in our DRP at any time and without penalty upon written notice to us. If you choose to terminate your participation in our DRP, you must terminate your entire participation in our DRP and you will not be allowed to terminate in part. To be effective for any distribution period, such notice must be received by us at least five days prior to the next investment date. A notice of termination received by our DRP Administrator after such cutoff date will not be effective until the next following investment date. Participants who terminate their participation in our DRP may thereafter rejoin our DRP by notifying us and completing all necessary forms and otherwise as required by us.

Can the company terminate my participation in the DRP?

We also may terminate your individual participation in our DRP at any time by notice to you if your continued participation will, in the opinion of our board, cause the ownership limits contained in our charter to be violated or otherwise jeopardize our status as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

If we terminate your participation in our DRP or you terminate your participation in our DRP, we will update our stock records to include the number of whole shares in your DRP account. For any fractional shares of stock in your DRP account, our DRP Administrator may either (i) send you a check in payment for any fractional shares in your account or (ii) credit your stock ownership account with any such fractional shares.

Can the DRP be amended, suspended or terminated?

Our board may, in its sole discretion, terminate our DRP, amend or suspend any aspect of our DRP without the consent of DRP participants or other stockholders, provided that written notice of any material amendment is sent to DRP participants at least 10 days prior to the effective date of that amendment and provided that we may not amend our DRP to terminate a participant’s right to withdraw from our DRP.

If our DRP is terminated, we will update our stock records to include the number of whole shares in your DRP account. For any fractional shares of stock in your DRP account, our DRP Administrator may either (i) send you a check in payment for any fractional shares in your account or (ii) credit your stock ownership account with any such fractional shares.

What are the federal income tax consequences of participation in the DRP?
The following discussion summarizes the principal federal income tax consequences, under current law, of participation in our DRP. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (such as tax-exempt organizations, insurance companies, financial institutions, broker dealers and non-U.S. persons). No ruling from the Internal Revenue Service, or the IRS, has been issued or requested regarding our DRP. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in our DRP and the disposition of any shares purchased pursuant to our DRP.
Reinvested Distributions. Stockholders subject to federal income taxation who elect to participate in our DRP will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested pursuant to our DRP. Specifically, DRP participants will be treated as if they received the distribution from us and then applied such distribution to purchase the shares in our DRP. To the extent that a stockholder purchases shares through our DRP at a discount to fair market value, the stockholders will be treated for tax purposes as receiving an additional distribution equal to the amount of such discount. A participant will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend or as a “qualified dividend.” In such case, such designated portion of the distribution will be taxed as a capital gain. To the extent that we make a distribution in excess of the our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and any distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock. Any income with respect to the DRP will be included in a participant’s net investment income for purposes of the Medicare tax, discussed under the heading “U.S. Federal Income Tax Considerations—Taxation of Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders.”
Withholding. In the case of participating stockholders whose distributions are subject to withholding of federal income tax, distributions will be reinvested less the amount of tax required to be withheld.

How will the shares purchased through the DRP be recorded on the company’s books?
All shares of our common stock that you purchase through the reinvestment of distributions are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in our DRP will be shown on your statement of account.

How may I sell shares acquired under the DRP?
You may sell the shares held in our DRP, and your other shares, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there currently is no public market for shares of our common stock. We do not expect a public market for our stock to develop prior to a listing on a national stock exchange, which may not occur in the near future or at all. Consequently, there may not be a readily available buyer for your shares. We have adopted a share repurchase plan to provide limited liquidity for our stockholders. However, our board may, in its sole discretion, amend, suspend, or terminate our share repurchase program at any time upon 10 days prior written notice, except that changes in the number of shares that can be redeemed during any calendar year will take effect only upon 10 business days prior written notice. Therefore, you may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase program.

Your transfer of shares will terminate participation in our DRP with respect to such transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to us that such transferee meets the requirements for participation hereunder, including the suitability standards set forth in this prospectus, and affirmatively elects participation by delivering an executed distribution change form or other instrument required by us.

What are the voting rights of shares acquired under the DRP?

Shares in your DRP account will be voted as you direct. As a stockholder, you will receive a proxy card in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRP account. You may also vote your shares, including those in your DRP account, in person at any annual or special meeting of stockholders.

What law governs the DRP?
The laws of the State of Maryland will govern the terms, conditions and operation of the DRP.

Who can help answer my questions or provide me with documents relating to the DRP?

If you have questions about the DRP or would like to request forms related to the DRP and documents incorporated by reference into this prospectus, please contact:

NorthStar Real Estate Income Trust, Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain material federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our common stock that you, as a potential stockholder, may consider relevant. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. This summary is based on the Internal Revenue Code; current, temporary and proposed Treasury Regulations promulgated thereunder; current administrative interpretations and practices of the IRS; and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary of certain federal income tax consequences applies to you only if you acquire and hold our common stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This summary does not consider all of the rules which may affect the U.S. tax treatment of your investment in our common stock in light of your particular circumstances. For example, except to the extent discussed under the headings “—Taxation of Holders of Our Common Stock—Taxation of Tax-Exempt Stockholders” and “—Taxation of Holders of Our Common Stock—Taxation of Non-U.S. Stockholders,” special rules not discussed here may apply to you if you are:

•	a broker-dealer or a dealer in securities or currencies;

•	•an S corporation;

•	•a partnership or other pass-through entity;

•	•a bank, thrift or other financial institution;

•	a regulated investment company or a REIT;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	holding our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	holding our common stock through a partnership or other pass-through entity;

•	a non-U.S. corporation, non-U.S. trust, non-U.S. estate, or an individual who is not a resident or citizen of the U.S.;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.
If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the federal income tax consequences of acquiring, holding and disposing of our common stock by the partnership.

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our stockholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of our common stock.

This summary generally does not discuss any alternative minimum tax considerations or any state, local or non-U.S. tax considerations.

This summary of certain material federal income tax consideration is for general information purposes only and is not tax advice. You are advised to consult your tax adviser regarding the federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.
Taxation of NorthStar Real Estate Income Trust, Inc.
We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2010. We believe that we have been organized and intend to operate in such a manner as to remain qualified for taxation as a REIT.
REIT Qualification
This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
Alston & Bird LLP has delivered an opinion to us that, commencing with our taxable year ended December 31, 2010, we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and our present and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.
Investors should be aware that the opinion of Alston & Bird LLP is based on various assumptions relating to our organization and operation and is conditioned upon representations and covenants made by us regarding our organization, assets and conduct of our business operations. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by Alston & Bird LLP or by us that we will so qualify for any particular year. Alston & Bird LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Alston & Bird LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify” below.
Provided that we continue to qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that is distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that have historically resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.
Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs.
As a REIT, we are subject to federal tax in the following circumstances:

•
We will be taxed at regular corporate rates on any taxable income, including undistributed net capital gains, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned;

•	We may be subject to the “alternative minimum tax” on our items of tax preference;

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax unless we qualify for a safe harbor exception. See “—Prohibited Transactions” and “—Foreclosure Property” below;

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable federal corporate income tax rate (currently 35%);

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect our profitability;

•
In the event of a failure to satisfy the asset tests (other than certain de minimis failures), as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests;

•
In the event of a failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and that violation is due to reasonable cause and not willful neglect, we will be required to pay a penalty of $50,000 for each such failure;
If we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level;

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General”;

•
A 100% tax may be imposed on certain items of income and expense that are directly or constructively paid between a REIT and a TRS if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm’s length pricing standard;

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax at the highest corporate income tax rate then applicable if we subsequently recognize the built-in gain on a disposition of any such assets during the ten-year period (for acquisitions on or after August 8, 2016) following the acquisition from the subchapter C corporation, unless the subchapter C corporation elects to treat the transfer of the assets to the REIT as a taxable sale;

•	The earnings of our lower-tier entities that are subchapter C corporations, if any, including domestic TRSs, are subject to federal corporate income tax; and

•
If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held in record name by “disqualified organizations.” Similar rules apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Taxable Mortgage Pools.” A “disqualified organization” includes:

◦	the United States;

◦	any state or political subdivision of the United States;

◦	any foreign government;

◦	any international organization;

◦	any agency or instrumentality of any of the foregoing;

◦
any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

◦	any rural electrical or telephone cooperative.
We do not currently intend to hold REMIC residual interests or interests in taxable mortgage pools other than through a TRS or subsidiary REIT.
In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	that properly elects to be taxed as a REIT and such election has not been terminated or revoked; and

(8)	which meets other tests described below regarding the nature of its income and assets, its distributions, and certain other matters.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. We were not required to satisfy conditions (5) and (6) for our taxable year ended December 31, 2010, the first taxable year for which we elected to be taxed as a REIT.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these recordkeeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
Finally, at the end of any year, a REIT cannot have any accumulated earnings and profits from a non-REIT corporation’s taxable year. We believe that NorthStar Income Opportunity REIT I, Inc. qualified as a REIT for its taxable year that ended when it merged into us and, accordingly, that we did not succeed to any non-REIT earnings and profits from it and that we did not otherwise have any non-REIT accumulated earnings and profits from our taxable year ended December 31, 2010.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, similar relief is available in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements (see “—Failure to Qualify” below), again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we were to fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT. Even if such relief provisions were available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities
Partnerships. In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership) are treated as our assets and items of income for purposes of applying the REIT requirements. Our proportionate share is generally determined, for these purposes, based upon our percentage interest in the partnership’s equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by us. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to continue to qualify as a REIT, even if we have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”
Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a “TRS” as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries owned by the REIT, or by a combination of the two. Other entities that are wholly owned by us, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to as “pass-through subsidiaries.”
In the event that one of our disregarded subsidiaries ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another of our disregarded subsidiaries—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”
Taxable Subsidiaries. A REIT may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. A corporation in which a TRS directly or indirectly owns more than 35% of its stock, by voting power or value, will automatically be treated as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. A TRS is subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.
A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the taxable subsidiary earns. Rather, the stock issued by the taxable subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the taxable subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).
REIT Subsidiaries. A REIT is not treated as holding the assets of another REIT in which it holds stock or as receiving any income that the other REIT earns. Rather, the stock of the other REIT is an asset in the hands of the parent REIT, and the parent REIT recognizes as income the dividends, if any, that it receives from the subsidiary REIT. Stock of another REIT is a real estate asset for purposes of the REIT asset tests, and dividends from another REIT and gains from the sale of stock of another REIT are qualifying income for purposes of the REIT gross income tests. See “—Asset Tests” and “—Gross Income Tests.”

Gross Income Tests
We must satisfy two gross income requirements annually. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging income, must be derived from investments relating to real property or mortgages on real property, including “rents from real property”; dividends received from other REITs; interest income derived from mortgage loans secured by real property; income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; certain income from qualified temporary investments; and gains from the sale of real estate assets. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry select CRE equity investments, to hedge certain foreign currency risks and that are clearly and timely identified as hedges, or to hedge existing hedging positions after a portion of the hedged indebtedness or property is disposed of will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests.
Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue or through a TRS. We and our affiliates are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service is deemed to be at least 150% of the REIT’s direct cost of providing the service. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we have a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. However, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt, the debt obligation secured by a mortgage on both real and personal property will be treated as a real estate asset for purposes of the 75% asset test, and interest thereon will be treated as interest on an obligation secured by real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.
We hold mezzanine loans and may hold other mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the revenue procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the revenue procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Our mezzanine loans might not meet all of the requirements for reliance on this safe harbor. We intend to acquire mezzanine loans in a manner that we believe will enable us to continue to satisfy the REIT gross income and asset tests.
We may hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. We may acquire participations in CRE debt that we believe qualify for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment of participation interests.
We own CMBS, and expect that the CMBS will be treated either as interests in a grantor trust or as regular interests in REMICs for U.S. federal income tax purposes and that all interest income, original issue discount and market discount from our CMBS will be qualifying income for the 95% gross income test. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include embedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities.
We believe that substantially all of our income from our mortgage-related securities generally will be qualifying income for purposes of the REIT gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property), or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.
We may receive distributions from TRSs or other corporations that are not REITs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test but not the 75%

gross income test. Any dividends we received from a REIT will be qualifying income for purposes of both the 75% and 95% gross income tests.
We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower’s income and profits. Other fees are not qualifying income for purposes of either gross income test.
Any income or gain we derive from instruments that hedge the risk of changes in interest rates with respect to debt incurred to acquire or carry real estate assets or certain foreign currency risks, or existing hedging transactions after all or part of the hedged indebtedness or property has been disposed of will not be treated as income for purposes of calculating the 75% or 95% gross income test, provided that specified requirements are met. Such requirements include the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach to our tax return a schedule of the sources of our income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test, adjusted to reflect the profitability of such gross income.
Asset Tests
At the close of each calendar quarter, we must satisfy multiple tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, personal property leased with real property if rents attributable to the personal property do not exceed 15% of total rents, stock of other corporations that qualify as REITs, certain kinds of mortgage-backed securities and mortgage loans, debt instruments issued by publicly offered REITs, and, under some circumstances, stock or debt instruments purchased with new capital. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” and certain other securities, as described below.
Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% (20% after 2017) of the value of the REIT’s total assets.
Fifth, no more than 25% of the value of our total assets may consist of securities, including securities of TRSs that are not qualifying assets for purposes of the 75% test.
Sixth, not more than 25% of the value of our assets may consist of “nonqualified publicly offered REIT debt instruments.”
Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt” or one of the other exceptions to the 10% value test.
Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the following securities will not violate the 10% value test: (i) any loan made to an individual or an estate; (ii) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT); (iii) any obligation to pay rents from real property; (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (v) any security issued by another REIT; and (vi) any debt instrument issued by a partnership if the partnership’s income is such that the partnership would satisfy the 75% gross income test described above under “—Gross Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.
Any interests we hold in a REMIC are generally treated as qualifying real estate assets and income we derive from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC, and our income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT will be required to either distribute the excess inclusion income or pay a tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income: (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder; (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax; and (iii) would result in the application of federal income tax withholding at the maximum rate of 30% (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders.
We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to continue to make any such investments in such a manner as not to fail the asset tests described above, but there can be no assurance we will be successful in this regard.
We may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans originated by other lenders. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests in mortgage loans and mezzanine loans that qualify for safe harbor under Revenue Procedure 2003-65 as qualifying real estate assets for purposes of the REIT asset tests and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test discussed above. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.
After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10 million. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.
We expect that the CRE securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities will not be qualifying assets for purposes of the 75% asset test.
We monitor compliance on an ongoing basis. Independent appraisals will not be obtained, however, to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that we do not comply with one or more of the asset tests.
Annual Distribution Requirements
In order to continue to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
(a) the sum of:
(1) 90% of our “REIT taxable income” (computed without regard to its deduction for dividends paid and net capital gains), and
(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus
(b) the sum of specified items of non-cash income.
These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after such declaration. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at the regular corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.
To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits.
If we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
It is possible that, from time-to-time, we may not have sufficient cash to meet the distribution requirements due to timing differences between the actual receipt of cash and our inclusion of items in income for federal income tax purposes. Potential sources of non-cash taxable income include real estate and securities that have been financed through securitization structures, such as the term-debt structure, which require some or all of available cash flows to be used to service borrowings, loans or mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current payments in cash. In the event that such timing differences occur, it might be necessary to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements or to pay dividends in the form of taxable in-kind distributions of property.
We may be able to cure a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders taxed as individuals will generally be taxed at capital gains rates and, subject to limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.
Prohibited Transactions
Net income derived from a prohibited transaction is subject to a 100% tax unless we qualify for a safe harbor exception. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business, by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax will not apply to gains from the sale of property that is held through a

TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.
Foreclosure Property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property: (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property; (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.
Hedging Transactions
We expect to enter into hedging transactions, from time-to-time, with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, to hedge certain foreign currency risks, or to hedge existing hedging positions after a portion of the hedged indebtedness or property is disposed of, any periodic income or gain from the disposition of that contract is disregarded for purposes of the 75% and 95% gross income tests. We are required to identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our loans are not secured by “real estate assets” (as described under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
Taxable Mortgage Pools
An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if: (i) substantially all of its assets consist of debt obligations or interests in debt obligations; (ii) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates; (iii) the entity has issued debt obligations (liabilities) that have two or more maturities; and (iv) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.
Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. Special rules apply, however, in the case of a TMP that is a REIT, a portion of a REIT or a disregarded subsidiary of a REIT. In that event, the TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. These special rules will not apply to us to the extent we hold all of our assets through our operating partnership.
If a subsidiary partnership of ours (not wholly owned by us directly or indirectly through one or more disregarded entities), such as our operating partnership, were a TMP or owned a TMP, the foregoing rules would not apply. Rather, the TMP would be treated as a corporation for federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT gross income and asset test calculations and could adversely affect our compliance with those requirements, e.g., by causing us to be treated as owning more than 10% of the securities of a C corporation. While we hold substantially all of our assets, directly or indirectly, through our operating partnership, our operating partnership will not acquire interests in taxable mortgage pools and will attempt to avoid securitization structures that may be treated as taxable mortgage pools. We may acquire interests in taxable mortgage pools or utilize securitization structures that may be treated as taxable mortgage pools through a TRS or a subsidiary REIT.
Cash/Income Differences
Our operating partnership may acquire debt instruments in the secondary market for less than their principal amount. The amount of such discount will generally be treated as a “market discount” for federal income tax purposes. It is also possible that certain debt instruments may provide for “payment-in-kind,” or PIK, interest which could give rise to “original issue discount” for federal income tax purposes. Moreover, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, if the debt is considered to be “publicly traded” for federal income tax purposes, the modified debt in our hands may be considered to have been issued with original issue discount to the extent the fair market value of the modified debt is less than the principal amount of the outstanding debt. In the event that the debt is not considered to be “publicly-traded” for federal income tax purposes, we may be required to recognize taxable income to the extent that the principal amount of the modified debt exceeds our cost of purchasing it. Also, certain loans that we originate and certain previously modified debt we acquire may be considered to have been issued with the original issue discount of the time it was modified.
In general, our operating partnership will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument. With respect to market discount, although generally our operating partnership is not required to accrue the discount annually as taxable income (absent an election to do so), interest payments with respect to any debt incurred to purchase the investment may not be deductible and a portion of any gain realized on our operating partnership’s disposition of the debt instrument may be treated as ordinary income rather than capital gain.
Finally, in the event that any debt instruments acquired by our operating partnership are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by our operating partnership encounters financial difficulty rendering it unable to pay stated interest as due, our operating partnership may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, the operating partnership may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.
Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that our operating partnership may recognize and allocate to us substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”
Tax Aspects of Investments in Partnerships
We will hold investments through entities, including our operating partnership, that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships. See “—Effect of Subsidiary Entities—Ownership of Partnership Interests.” Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even if we may have no control, or only limited influence, over the partnership.
Entity Classification
Investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “—Taxable Mortgage Pools.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “—Asset Tests” and “—Gross Income Tests,” and in turn could prevent us from qualifying as a REIT. See “—Failure to Qualify” above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of these partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
Tax Allocations with Respect to Partnership Properties
Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
To the extent that any of our partnerships acquire appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of any existing book-tax difference to the other (i.e., non-contributing) partners. These rules may apply to the contribution by us to our operating partnerships of the cash proceeds received in offerings of our stock. As a result, we could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.
State, Local and Foreign Taxes
We may be subject to state, local or foreign taxation in various jurisdictions, including those in which we and our subsidiaries transact business, own property or reside. The state, local or foreign tax treatment of us may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders to be credited against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.
Taxation of Holders of Our Common Stock
The following is a summary of certain additional federal income tax considerations with respect to the ownership of our common stock.

Taxation of Taxable U.S. Stockholders
As used herein, the term “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if: (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.
Unearned Income Medicare Tax. High-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. U.S. Shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.
Taxation of U.S. Stockholders on Distributions on Our Common Stock. As long as we qualify as a REIT, a taxable U.S. stockholder generally must take into account as ordinary income distributions made out of its current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.
Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for taxation at capital gains rates (with a current maximum rate of 20%) as currently applicable for “qualified dividend income.” Our ordinary dividends generally will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, our ordinary dividends will be treated as qualified dividend income to the extent attributable: (i) to dividends received by us from non-REIT corporations, such as TRSs; and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.
A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. stockholder to the extent that it does not exceed the adjusted tax basis of the U.S. stockholder’s common stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted tax basis in its common stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pays the distribution during January of the following calendar year.
Stockholders may not include in their individual income tax returns any of a REIT’s net operating losses or capital losses. Instead, the REIT would carry over such losses for potential offset against its future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner to offset income they derive from our common stock, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the maximum 20% tax rate applicable to capital gains of U.S. stockholders taxed at individual rates). We will notify stockholders after the close of our taxable year as to the portions of our distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
Participants in our DRP will be treated for tax purposes as having received a distribution equal to the fair market value on the date of distribution of the shares received even if they purchase the shares at a discount to fair market value. As a result, participants in our DRP may have tax liability with respect to the deemed distribution amount, but they will not receive cash distributions to pay such liability.
Taxation of U.S. Stockholders on the Disposition of Our Common Stock. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. stockholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.
Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. However, the maximum tax rate on long-term capital gain applicable to U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and IRAs, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. Dividend distributions from a REIT to an exempt employee pension trust generally do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. However, if a tax-exempt stockholder were to finance its investment in our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. In addition, dividends that are attributable to excess inclusion income, with respect to the REMIC residual interests or taxable mortgage pools, will constitute unrelated business taxable income in the hands of most tax-exempt stockholders. See “—Taxable Mortgage Pools.” Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•
We qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “—Taxation of NorthStar Real Estate Income Trust, Inc.—Requirements for Qualification—General”); and

•
either: (i) one pension trust owns more than 25% of the value of our stock; or (ii) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders
The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder or a partnership or an entity treated as a partnership for federal income tax purposes. The rules governing federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. Non-U.S. stockholders are urged to consult their tax advisors to determine the impact of federal, state, local and non U.S. income tax laws on the ownership of our common stock, including any reporting requirements.

Foreign Account Tax Compliance Act (“FATCA”). Under the FATCA rules, withholding at a rate of 30% is required on dividends in respect of, and after December 31, 2018, withholding at a rate of 30% will be required on gross proceeds from the sale of shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain passive non-financial foreign entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2018, gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.
Ordinary Dividends. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest”, or a USRPI, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Any dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “—Taxation of NorthStar Real Estate Income Trust, Inc.—Taxable Mortgage Pools.” If a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder furnishes to us an appropriate IRS Form W-8 evidencing eligibility for that reduced rate;

•	the non-U.S. stockholder furnishes to us an IRS Form W-8ECI claiming that the distribution is effectively connected income.
Capital Gain Dividends. For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in “United States real property holding corporations” but does not include interests solely as a creditor and, accordingly, does not include a debt instrument that does not provide for contingent payments based on the value of or income from real property interests. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. There is a special 35% withholding rate for distributions to non-US stockholders attributable to the REIT’s gains from dispositions of USRPIs. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.
Capital gain dividends that are attributable to our sale of USRPIs would be treated as ordinary dividends rather than as gain from the sale of a USRPI, if: (i) our common stock is “regularly traded” on an established securities market in the United States; and (ii) the non-U.S. stockholder did not own more than 10% of our common stock at any time during the one-year period prior to the distribution. Such distributions would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. Our stock is not regularly traded on an established securities market in the United States and there is no assurance that it ever will be.
Capital gain dividends that are not attributable to our sale of USRPIs, e.g., distributions of gains from sales of debt instruments that are not USRPIs, generally will not be taxable to non-U.S. stockholders or subject to withholding tax.
Non-Dividend Distributions. A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on an ordinary dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
We may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits if our stock is a USRPI. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.
Dispositions of Our Common Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as we: (i) are not a “United States real property holding corporation” during a specified testing period and certain procedural requirements are satisfied; or (ii) are a “domestically controlled qualified investment entity.”
A “United States real property holding corporation” is a U.S. corporation that at any time during the applicable testing period owned USRPIs that exceed in value 50% of the value of the corporation’s USRPIs, interests in real property located outside the United States and other assets used in the corporation’s trade or business.
A domestically controlled qualified investment entity is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Shareholders. The following rules simplify such determination:

•
In the case of a publicly traded REIT, a person holding less than 5% of a publicly traded class of stock at all times during the testing period is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. Our stock is not publicly traded.

•
In the case of REIT stock held by a publicly traded REIT or certain publicly traded or open-ended regulated investment companies (RICs), the REIT or RIC will be treated as a U.S. person if the REIT or RIC is domestically controlled and will be treated as a non-U.S. person otherwise.

•	In the case of REIT stock held by a REIT or RIC not described in the previous rule, the REIT or RIC is treated as a U.S. person or a non-U.S. person on a look-through basis.
We believe that we are and will be a domestically controlled qualified investment entity, but we cannot assure you that we will be a domestically controlled qualified investment entity in the future. Even if we were a “United States real property holding corporation” and we were not a “domestically controlled qualified investment entity,” a non-U.S. stockholder that owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period would not incur tax under FIRPTA if our common stock is “regularly traded” on an established securities market. Our stock is not regularly traded on an established securities market in the United States and there is no assurance that it ever will be.
If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.. Furthermore, a non-U.S. stockholder will incur tax on gain not subject to FIRPTA if: (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.
The PATH Act of 2015 makes a number of changes to taxation of non-U.S. persons under FIRPTA:

•
Stock of a REIT held (directly or through partnerships) by a “qualified shareholder” will not be a USRPI, and capital gain dividends from such a REIT will not be treated as gain from sale of a USRPI, unless a person (other than a qualified shareholder) that holds an interest (other than an interest solely as a creditor) in such qualified shareholder owns, taking into account applicable constructive ownership rules, more than 10% of the stock of the REIT. If the qualified shareholder has such an “applicable investor,” the portion of REIT stock held by the qualified shareholder indirectly owned through the qualified shareholder by the applicable investor will be treated as a USRPI, and the portion of capital gain dividends allocable to the applicable shareholder through the qualified investor will be treated as gains from sales of USRPIs. For these purposes, a “qualified shareholder” is foreign person which is in a treaty jurisdiction and satisfies certain publicly traded requirements, is a “qualified collective investment vehicle,” and maintains records on the identity of certain 5% owners. A “qualified collective investment vehicle” is a foreign person that is eligible for a reduced withholding rate with respect to ordinary REIT dividends even if such person holds more than 10% of the REIT’s stock, a publicly traded partnership that is a withholding foreign partnership that would be a U.S. real property holding corporation if it were a U.S. corporation, or is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of Section 894 or required to include dividends in its gross income but entitled to a deduction for distributions to its investors. Finally, capital gain dividends and non-dividend redemption and liquidating distributions to a qualified shareholder that are not allocable to an applicable investor will be treated as ordinary dividends.

•
“Qualified foreign pension funds” and entities that are wholly owned by a qualified foreign pension fund are exempted from FIRPTA and FIRPTA withholding. For these purposes, a “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement if (i) it was created or organized under foreign law, (ii) it was established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) it does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) it is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) under the laws of the country in which it is established or operates, either contributions to such fund which would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such fund or taxed at a reduced rate, or taxation of any investment income of such fund is deferred or such income is taxed at a reduced rate.

•
The so-called FIRPTA “cleansing rule” (which applies to corporations that no longer have any USRPIs and have recognized all gain on their USRPIs and are no longer treated as US real property holding corporations) will not apply to a REIT or a RIC or a corporation if the corporation or any predecessor was a REIT or a RIC during the applicable testing period.

Legislative or Other Actions Affecting REITs. The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of our common stock.

PLAN OF DISTRIBUTION

We are offering a maximum of 10,000,000 shares of our common stock to our existing stockholders pursuant to the DRP. Shares of our common stock issued pursuant to the DRP are initially being offered at $9.87 per share, which is the estimated per share value of our common stock as of December 31, 2015, as approved and established by our board on April 7, 2016. Following any subsequent valuation of our shares of common stock, shares offered pursuant to the DRP will be offered at 100% of the most recently determined value per share.

We will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of shares pursuant to the DRP.
LIMITED LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS
Subject to certain limitations, our charter limits the personal liability of our stockholders, directors and officers for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, officers and advisor and our advisor’s affiliates. We also provide directors’ and officers’ liability insurance coverage to our officers and directors.
The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.
Under the MGCL, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
However, our charter provides that we may only indemnify our directors and our advisor and its affiliates for loss or liability suffered by them or hold them harmless for loss or liability suffered by us if all of the following conditions are met:

•	the indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the indemnitee was acting on our behalf or performing services for us;

•	in the case of affiliated directors and our advisor or its affiliates, the liability or loss was not the result of negligence or misconduct;

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.
We have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under our advisory agreement subject to the limitations set forth immediately above. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in our advisory agreement.
The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.
The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors and our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

We may advance funds to our directors, our advisor and its affiliates for legal expenses and other costs incurred as a result of legal action for which indemnification is being sought only if all of the following conditions are met:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us;

•	the party seeking indemnification has provided us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•
the legal action is initiated by a third-party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction approves such advancement; and

•
the party seeking indemnification provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals. The aforementioned charter provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other things, that we indemnify our executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers’ and directors’ under directors’ and officers’ liability insurance.
LEGAL MATTERS
The legality of the shares of our common stock being offered hereby has been passed upon for us by Venable LLP. The statements relating to certain federal income tax matters under the caption “U.S. Federal Income Tax Considerations” have been reviewed by and our qualifications as a REIT for federal income tax purposes has been passed upon by Alston & Bird LLP, Atlanta, Georgia.
EXPERTS
The audited consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, until the DRP is terminated comprise the incorporated documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 17, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 13, 2016, and for the quarter ended June 30, 2016, filed with the SEC on August 11, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on April 5, 2016, April 8, 2016, June 14, 2016 and June 29, 2016;

•	Our Definitive Proxy Statement on Schedule 14A filed on April 27, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-54671) filed with the SEC on April 26, 2012.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to NorthStar Real Estate Income Trust, Inc., Attn: Investor Relations, 399 Park Avenue, 18th Floor, New York, New York 10022, (212) 547-2600.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

APPENDIX A:
NORTHSTAR REAL ESTATE INCOME TRUST, INC.
AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This DISTRIBUTION REINVESTMENT PLAN (“Plan”) is adopted by NorthStar Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), pursuant to its charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.
1.    Distribution Reinvestment.    As agent for the stockholders (“Stockholders”) of the Company who: (i) purchase shares of the Company’s common stock (“Shares”) pursuant to the Company’s initial public offering (the “Initial Offering”); (ii) purchase Shares pursuant to any future offering of the Company (“Future Offering”); and (iii) receive Shares as consideration in a merger, sale of assets, share exchange, consolidation or similar transaction involving the Company, and who elect to participate in the Plan (the “Participants”), the Company will apply all distributions declared and paid in respect of the Shares held by each Participant and designated for inclusion in the Plan (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares for such Participants directly, if permitted under state securities laws and, if not, through our Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. A Participant may designate all or a portion of his or her shares for inclusion in the Plan, provided that Distributions will be reinvested only with respect to Shares under the Plan.
2.    Effective Date.    The effective date of this Plan shall the tenth day following the delivery of written notice of the adoption of the Plan to Participants.
3.    Procedure for Participation.    Any Stockholder who has received a Prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”), may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, our Dealer Manager or a Soliciting Dealer. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company. The Company intends to make Distributions on a monthly basis. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange, such Participant does not meet the minimum income and net worth standards for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement, such Participant will promptly so notify the Company in writing.
4.    Purchase of Shares.    Participants will acquire Shares from the Company under the Plan (the “Plan Shares”) at a price equal to the Company’s current estimated value per share, or $9.87. Following any subsequent valuation of the Company’s Shares, the shares issued pursuant to the Plan will be priced at 100% of the most recently determined estimated value per share of the Shares. Participants in the Plan may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.
Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) the Plan Shares which will be registered with the SEC in connection with the Company’s Initial Offering; (ii) Shares to be registered with the SEC in a Future Offering for use in the Plan (a “Future Registration”); or (iii) Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”).
Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary

A-1

Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which will be paid for the Plan Shares pursuant to the Initial Offering.
If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.
5.    Taxes.    REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DISTRIBUTIONS.

6.    Share Certificates.    The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.
7.    Reports.    Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on such Stockholder’s investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant an individualized quarterly report at the time of each Distribution payment showing the number of Shares owned prior to the current Distribution, the amount of the current Distribution and the number of Shares owned after the current Distribution.
8.    Termination by Participant.    A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Prior to the listing of the Shares on a national stock exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant terminates Plan participation, the Company will ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Distributions will be distributed to the Stockholder in cash.
9.    Amendment, Suspension or Termination of Plan by the Company.    The Board of Directors of the Company may by majority vote (including a majority of the Independent Directors) amend, suspend or terminate the Plan for any reason, except to eliminate a Participant’s ability to withdraw from the Plan, upon ten days’ written notice to the Participants.
10.    Liability of the Company.    The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

A-2

APPENDIX B

NorthStar
REAL ESTATE INCOME TRUST

877.940.8777
NorthStarSecurities.com/Income

Distribution Change

1. Account Information

Name of Trust/Corporation/Plan/Other (please print)

SSN or TIN of Trust/Corporation/Plan/Other

Investor/Trustee/Authorized Signer (please print)

SSN/TIN of Investor/Trustee/Authorized Signer

Co-Investor/Co-Trustee/Co-Authorized Signer (if applicable)

SSN/TIN of Co-Investor/Co-Trustee/Co-Authorized Signer

NorthStar Account Number

Custodian's Account Number (if applicable)

2. Distribution Information

Distribution Reinvestment Plan (DRP)* ____ %

* In the event that the DRP is not offered for a distribution, your distribution will be sent by check to the address on record or to your Custodian for deposit in your Custodial account.

Cash Distribution (Choose One Only)

Cash: Send check to my Custodian. (custodian accounts only) ____ %

Cash: Send check to the address on record. (non-custodian accounts only) ____ %

Cash: Send check to a third party - **fill out information to the right.** (non-custodian accounts only) ____ %

Cash: Direct Deposit via ACH - **fill out information to the right.** (non-custodian accounts only) ____ %

Total of DRP and Cash **100%**

Fill out information below if you checked **Cash: Send check to a third party** or **Cash: Direct Deposit via ACH**.

Financial Institution/Third Party

Address

City

State

Zip Code

ABA Routing Number (direct deposit via ACH only)

Account Number

☐ Checking (attach a voided, pre-printed check or deposit slip)

☐ Savings

☐ Brokerage/Other (send check to a third party only)

3. Signature Execution

Signature of Investor/Trustee/Authorized Signer

Date

Signature of Co-Investor/Co-Trustee/Co-Authorized Signer

Date

Signature of Custodian

Date

Medallion Signature Guarantee - **CUSTODIAN**

Return to: NorthStar Income, c/o DST Systems, Inc. • P.O. Box 219923 • Kansas City, MO • 64121-9923
Express/Overnight delivery: NorthStar Income, c/o DST Systems, Inc. • 430 W. 7th St., Kansas City, MO • 64105-1047
Fax: 866.825.1373 | **NorthStar Investor Relations:** 877.940.8777

06.2016

B-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All amounts are estimated.

Amount

SEC registration fee	$9,939.09
Accounting fees and expenses	5,000
Legal fees and expenses	60,000
Blue Sky fees and expenses	8,020
Printing and postage expenses	35,000
Miscellaneous	3,000

Total	$120,959.09

Item 15.     Indemnification of Directors and Officers.
Subject to certain limitations, our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages. Our charter also provides that we will generally indemnify our directors, our officers, our advisor and its affiliates for losses they may incur by reason of their service in those capacities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.
The Maryland General Corporation Law, or the MGCL, permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, the MGCL requires a Maryland corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlement and expenses actually incurred in a proceeding unless the following can be established: (a) an act or omission of the director or officer was material to the cause of action adjudicated in the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services or (c) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
Under the MGCL, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if is ultimately determined that the standard of conduct was not met.
However, our charter provides, in addition to the limitations under the MGCL, that we will not indemnify a director, the advisor or an affiliate of the advisor for any liability or loss suffered by such indemnitee or hold such indemnitee harmless for any liability or loss suffered by us if: (i) the loss or liability was the result of negligence or misconduct if the indemnitee is an affiliated director, the advisor or an affiliate of the advisor; or if the indemnitee is an independent director, the loss or liability was the result of gross negligence or willful misconduct; (ii) the indemnitee has not determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests or (iii) the indemnitee was not acting on behalf of or performing services for us.
In addition, we will not provide indemnification to a director, the advisor or an affiliate of the advisor for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violation as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violation of securities laws.
Pursuant to our charter, we may pay or reimburse reasonable expenses incurred by a director, the advisor or an affiliate of the advisor in advance of final disposition of a proceeding only if the following are satisfied: (i) the indemnitee was made a party to the proceeding by reason of the performance of duties or services on our behalf; (ii) the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by the charter; (iii) the indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct and (iv) the legal proceeding was initiated by a third-party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement.
It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933, as amended, or the Securities Act. Any indemnification or agreement to hold harmless may be paid only out of our net assets, and no portion may be recoverable from the stockholders.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other things, that we indemnify our executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers and directors under our directors’ and officers’ liability insurance.
Item 16.        Exhibits.
The list of exhibits filed part of this Registration on Form S-3 is submitted in the Exhibit Index following the signature page.
Item 17.        Undertakings
(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the

Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post- effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 11, 2016.

NorthStar Real Estate Income Trust, Inc.

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chief Executive Officer and President
Power of Attorney
We, the undersigned independent directors of NorthStar Real Estate Income Trust, Inc., and each of us, do hereby constitute and appoint Daniel R. Gilbert, Frank V. Saracino and Jenny B. Neslin and each of them, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on August 11, 2016.

Signature	Title

/s/ Daniel R. Gilbert	Chief Executive Officer and President
Daniel R. Gilbert	(Principal Executive Officer)

/s/ Frank V. Saracino	Chief Financial Officer and Treasurer
Frank V. Saracino	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Jonathan T. Albro	Director
Jonathan T. Albro

/s/ Vernon B. Schwartz	Director
Vernon B. Schwartz

/s/ Jack F. Smith, Jr.	Director
Jack F. Smith, Jr.

/s/ James J. Thomas	Director
James J. Thomas

EXHIBIT INDEX

Exhibit Number	Description

3.1
Second Articles of Amendment and Restatement of NorthStar Real Estate Income Trust, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 26, 2010 and incorporated herein by reference)

3.2
Amended and Restated Bylaws of NorthStar Real Estate Income Trust, Inc. (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and incorporated herein by reference)

4.1*	Amended and Restated Distribution Reinvestment Plan (included in the Prospectus as Appendix A and incorporated herein by reference)
5.1*	Opinion of Venable LLP as to the legality of the securities being registered
8.1*	Opinion of Alston & Bird LLP regarding certain federal income tax considerations
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1)
23.3*	Consent of Alston & Bird LLP (contained in its opinion filed as Exhibit 8.1)
24.1*	Power of Attorney (included on the signature page of the registration statement)
______________
* Filed herewith